Exhibit 23.7
CONSENT OF EIVIND REITEN
I hereby consent to being nominated as a director of the merged company pursuant to the merger plan between Statoil and Norsk Hydro attached to the accompanying circular/prospectus as Appendix A, and to being named as about to become a director of the merged company in the Registration Statement on Form F-4 of Statoil to be filed in connection with the merger on March 20, 2007.

/s/ Eivind Reiten
Eivind Reiten